Exhibit 16.1

Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

March 27, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Fuelstream, Inc. in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Current Report on Form 8-K regarding the event that occurred on March 19, 2013 and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates